To:    Cariappa Chenanda
Re:    Notice of Qualified Termination, Separation and Release Agreement Date: September 8, 2025

This is Notice of Qualified Termination, Separation and Release Agreement (" Agreement") is entered into by and between you ("Employee"), on the one hand, and on the other hand, Novelis Inc. and Novelis Corporation (collectively, "Novelis")(Employee and Novelis may be referred to collectively as the "Parties"). This Agreement provides the terms of separation of and transition from your employment with Novelis. Accordingly, in consideration of the mutual promises set forth in this Agreement, the adequacy and sufficiency of which the Parties acknowledge, Novelis and Employee agree as follows:

1.Notice of Qualified Termination: Presentation of this Agreement to you shall constitute your Notice of Termination, pursuant to the Novelis Inc. Executive Severance Plan (the "Severance Plan"), of your Qualified Termination as defined under the Severance Plan, All capitalized/defined terms in this Agreement shall have the meanings defined in the Severance Pian unless the term is specifically defined in this Agreement.

The Severance Plan and all attachments, exhibits, and amendments thereto (including but not limited to Employee's February 26, 2025 Participation Agreement Under the Novelis Inc. Executive Severance Plan, and Employee's February 26, 2025 Restrictive Covenant Agreement) are incorporated by reference into this Agreement as if fully set forth herein.

2.Separation Date. Employee's employment relationship with Novelis is ended effective September 8, 2025 (the "Separation Date").

3.Separation Incentive. Provided that Employee timely signs this Agreement, returns the Agreement and does not revoke the Agreement as further set forth in paragraph 4 below, and provided Employee has not otherwise violated any provision of this Agreement, the Severance Plan, or the Restrictive Covenant Agreement, Employee will be entitled to the following benefits (the "Separation lncentive”), all as defined and described in the Severance Plan:

Cariappa Chenanda

a)Accrued Benefits;
b)Severance Benefits;
c)COBRA Premiums;
d)Life Insurance Continuation;
e)Benefit Plan Credit; and
f)Benefit Plan Vesting.

In recognition of prior service and contributions, Employee will receive an additional payment in the amount of $100,000, less applicable withholdings for federal, state, and local taxes, including without limitation, F.I.C.A., and other authorized withholding amounts

Equity Awards (including "LTIP") and Other Benefits also shall be treated as set forth in the Severance Plan.

Novelis also will make available to Employee a six-month individual outplacement service package provided by Challenger Gray & Christmas, Inc. Employee may contact Brian McNeill of Challenger, Gray & Christmas at 803-448-2610 or brianmcneill@challengergray.com.

The Parties agree and acknowledge that the Separation Incentive set forth in this paragraph 2 provides benefits to which Employee otherwise would not be entitled. The Parties further agree and acknowledge that Employee is not entitled to and shall not receive any 401(k) or other retirement plan contribution or other benefits based on the Separation Incentive.

4.Release. As consideration for the Separation Incentive and other benefits of this Agreement, Employee does hereby voluntarily waive, fully release, hold harmless and forever discharge Novelis Inc. and Novelis Corporation and each of their shareholders, predecessors, parents, subsidiaries and affiliated companies, successors and assigns, and the past, present and future officers, directors, employees, representatives, attorneys and agents of the foregoing (the "Released Parties") from (i) any and all claims, charges, complaints, demands, damages, lawsuits, actions or causes of action, known or unknown, and of any kind or description whatsoever, which arose prior to the execution of this Agreement; (ii) any and all claims arising out of or in any way related to Employee's employment with or separation from Novelis; and (iii) any and all claims under any possible legal, equitable, tort, contract, common law, public policy or statutory theory, arising under any federal, state or local law, rule, ordinance or regulation, including but not limited to the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, all as amended to the date of this Agreement, and any other legal action against the Released Parties which Employee had, has or may have against the Released Parties, including any claim of which Employee is not aware and those not mentioned in this paragraph 4, as of the date of this Agreement, to the fullest extent permitted by law.

Employee is not waiving any rights that cannot be waived by law, but does forever waive the right to recover any damages should any state or federal agency pursue a claim on Employee's behalf against any or all of the Released Parties relating to any matter whatsoever, as of the date of this Agreement.
Employee Initials: ____

Cariappa Chenanda

5.Acknowledgments. By signing this Agreement and in connection with the release of any and all claims as set forth in paragraph 4 above, Employee and Novelis acknowledge, agree and represent that:

a)This Agreement is being executed voluntarily and knowingly by Employee without reliance upon any statements by others or their representatives concerning the nature or extent of any claims or damages or legal liability therefor;

b)This Agreement has been written in understandable language, and all provisions are understood by Employee and Novelis;

c)No promise or inducement has been offered to Employee, except as set forth in this Agreement;

d)Employee has not assigned or transferred any claim that Employee has released under this Agreement;

e)The execution of this Agreement shall not constitute an admission by Novelis or any other Released Parties that it has, or they have, violated any federal, state or local statute, ordinance, rule, regulation or common law, or that Employee has any meritorious claims whatsoever against Novelis or the other Released Parties. On the contrary, Novelis and the other Released Parties deny expressly that they have violated any of Employee's rights or that they have harmed Employee in any way;

f)Employee is advised, and has had an opportunity, to consult with an attorney of Employee's choosing prior to executing this Agreement;

g)This Agreement provides consideration in addition to anything of value to which Employee already may be entitled;

h)Employee has 45 days from the receipt of this Agreement in which to decide whether to enter into this Agreement, sign it and return it to H.R. Shashikant, SVP/CHRO, Novelis Inc., EVP/CHRO, Novelis Inc., 3550 Peachtree Road, One Phipps Plaza - Suite 1100, Atlanta, GA 30326;

i)Employee has the right to revoke this Agreement during a 7-day period following the execution of this Agreement by delivering a signed letter of revocation to H.R. Shashikant, EVP/CHRO, Novelis Inc., 3550 Peachtree Road, One Phipps Plaza – Suite 1100, Atlanta, GA 30326. Such a letter must be received no later than the seventh day after the date on which Employee signed the Agreement. This Agreement shall not become effective or enforceable until the 7-day revocation period expires;

j)Employee acknowledges, understands and agrees that he has no knowledge of any actions or inactions by any of the Released Parties or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.
Employee Initials: ____

Cariappa Chenanda

k)Employee acknowledges that he has received, along with this agreement, copies of: (i) the Severance Plan; (ii) Employee's February 26, 2025 Participation Agreement Under the Novelis Inc. Executive Severance Plan; and (iii) Employee's February 26, 2025 Restrictive Covenant Agreement (a/k/a Non-Competition, Non-Solicitation & Confidentiality Agreement).

6.Confidentiality and Restrictions. Employee and Novelis agree as follows:

a)Employee acknowledges and affirms his obligations under the February 26, 2025 Restrictive Covenant Agreement, which are incorporated into and survive this Agreement.

b) Employee represents, warrants, and covenants that he has returned or will promptly return all Novelis property, including, but not limited to, automobiles, iPhones, iPads, tablets, cell phones, computers, hard copy and electronically stored information/documents (including emails, spreadsheets, etc.}, records, notebooks and similar repositories of or containing Confidential Information or Trade Secrets, including copies thereof, then in Employee's possession, whether prepared by Employee or others. Employee further agrees that Novelis shall have the right to verify that all such property and information has been returned. Employee understands that access or use of Novelis's computer network and electronically stored information is for Novelis's benefit only and that any use of Novelis's computer network or removal or use of information for any other purpose is unauthorized and prohibited.

c)The terms and conditions of this Agreement are strictly confidential and Employee shall not disclose or publicize them to any other person other than attorneys, accountants or his immediate family, any and all of whom will be informed of and agree to be bound by this confidentiality clause, or unless such disclosure shall be required by law, in which case Employee agrees to provide advance notice to Novelis before any such disclosure.

7.Professionalism. Employee agrees to resign from all positions he may hold with Novelis or any Released Parties as of the Separation Date, pursuant to the terms of the Severance Plan. Employee agrees to cooperate with any needed ministerial, administrative, regulatory, compliance, proforma or other business tasks that may arise out of or be needed to consummate Employee's separation from Novelis. Employee agrees to cooperate in good faith and comply with and respond to all reasonable requests from or inquiries by Novelis for assistance and information in connection with any matters or issues relating to or arising out of Employee's working relationship with Novelis, related to Employee's duties with Novelis or as to which Employee may have relevant knowledge or information, such as with regard to pending judicial or administrative proceedings, arbitrations or litigation. Employee agrees that, if he is requested or subpoenaed to provide information on any matter relating in whole or in part to Novelis or his employment or affiliation with Novelis, Employee will (unless prohibited by law or excused by the last clause of paragraph S(a) of this Agreement) notify Novelis and also deliver a copy of such request for information or subpoena, if any, within three business days and prior to Employee responding to the request or otherwise providing any non-privileged information. Employee agrees that he will not make or issue, or procure
Employee Initials: ____

Cariappa Chenanda

any person or entity to make or issue, in any form or forum (including the media, newspaper, magazines, radio, television station, publishing company, websites, social media, chat rooms or on the internet), any statement that is harmful to or disparaging of (i) Novelis, (ii) Employee's relationship with Novelis, (iii) Employee's separation from Novelis, (iv) Employee, or (iv) any Released Parties.

8.Forfeiture. If Employee sues or otherwise asserts or pursues legal, administrative or other claims against Novelis or any Released Parties in violation of this Agreement or otherwise breaches any provision of this Agreement or the Severance Plan, Novelis reserves the right to suspend any further payments or provision of benefits and seek reimbursement of past amounts paid under this Agreement to the extent allowed under applicable law.

9.Medical. Dental & Vision Benefits. Employee will receive a letter outlining COBRA rights from BSL in the coming weeks but should seek one out if not received. Under COBRA, Employee may continue coverage for a total of18 months after the Separation Date. To continue Novelis Medical, Dental and Vision coverage for Employee and eligible family members, Employee must complete and return the COBRA election form to BSL and otherwise fulfill all COBRA requirements.

10.Health Savings Account. Employee's Health Savings Account, if any, is owned by Employee who will be responsible for the Monthly Service Charge, presently $3.25, if Employee maintains the account. Regarding tax preferred HAS Bank Health Savings Account, Employee may either (1) keep the account open to use the checkbook or debit card to pay for Qualified MedicaI Expenses, or (2) close the account by requesting a distribution of funds or a rollover to a new HSA account by calling HSA Bank's customer service at (800) 357-6246. If Employee opts to close the account, please be aware of any tax consequences that may occur due to taking a Health Savings Account distribution. Employee should consider consulting with a tax advisor in this regard and/or reviewing information on www.irs.gov.

11.Business Travel/Accident/Disability Plans. All insurance coverage not otherwise referenced herein, including insurance coverage for business travel accidents, short-term disability and long-term disability, ceases on the Separation Date.

12.Taxes. The Parties acknowledge and agree that all payments under this Agreement shall be subject to all applicable taxes and other withholdings. The Parties further acknowledge and agree that the payments under this Agreement are intended to satisfy the short term deferral exemption under Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, "Section 409A"), and that, to the extent any payment under this Agreement is subject to Section 409A (after considering all applicable exemptions), this Agreement shall be interpreted and operated in accordance with Section 409A, including the six month delayed payment requirement applicable to "specified employees." Notwithstanding the foregoing, neither Novelis nor its advisors make any representations to Employee regarding the tax treatment of any payment or benefits
Employee Initials: ____

Cariappa Chenanda

pursuant to this Agreement. Employee acknowledges he has been advised to consult with his own tax advisors.

13.Governing Law: Forum. This Agreement shall be governed by the laws of the State of Georgia without regard of its conflicts of law provisions. The federal and state courts in Fulton County, Georgia shall have exclusive jurisdiction of any action arising under or relating to this Agreement, and each of the Parties waives any objection to jurisdiction and venue in such courts or any objection that such courts are inconvenient.

14.Entirety of Agreement. This Agreement, in combination with the Severance Plan and all agreements referenced therein, contains the entire agreement among the Parties hereto and supersedes any other agreements. This Agreement may not be modified, except in writing signed by Employee and Novelis.

15.Severability. If any term, condition, clause or provision of this Agreement other than paragraph 4, above, shall be determined by a court of competent jurisdiction to be void or invalid as a matter of law, or for any other reason, then only that term, condition, clause or provision as is determined to be void or invalid shall be stricken from this Agreement and the remaining portions shall remain in full force and effect in all other respects.

Employee Initials: ____

Cariappa Chenanda

Your counter-signature below will reflect your free, voluntary and knowing acknowledgement of and agreement with the terms of this Agreement.

Sincerely,

/s/ H.R. Shashikant
H.R. Shashikant
EVP, Chief Human Resources Officer

ACKNOWLEDGED AND AGREED

/s/ Cariappa Chenanda
Cariappa Chenanda

Date: Oct 8, 2025
Employee Initials: ____